* Confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.

English translation for reference purpose only
Exhibit 4.11
Supplementary Agreement Ⅳ
Ref. no.: JA4DAB09010
Dated on:2009-01-23

Signed at：Zhabei District, Shanghai

Related Contract No.: YGX0708100001& YGX0711150001-122

PARTY A	Zhejiang Yuhui Solar Energy Source Co., Ltd.

TEL	0086-573-4773130	FAX	0086-573-4773063
ADD.	No. 8 Baoqun Road, Yao Zhuang Town Industrial Park, Jiashan, Zhejiang

PARTY B	JingAo Solar Co., Ltd.

TEL	0086-21-60955851	FAX	0086-21-60955850
ADD.	No. 3 Jiangchang Rd., Zhabei District, Shanghai, China

Whereas Party A and Party B have entered into Sale and Purchase Contracts with contract No. as YGX0708100001 and YGX0711150001-122, both parties agree to enter into a supplement agreement as follows:

1.           Content

1.1         After negotiation, Party A will supply Party B with *** pieces of 156*156 multi-crystalline silicon wafers in January 2009, the unit price of which is ***/piece.  RMB ** will be deducted from the long-term prepayment for each piece.  For technical specifications, please refer to Annex 1.

1.2         Party A is required to supply the products immediately after execution of this Agreement.  Party B will pay the price for such products to Party A *** day before delivery.

1.3         Both parties will discuss and agree to technical specifications and delivery issues for February under Contract YGX0708100001 and YGX0711150001-122 on February 15, 2009.

2.            This Agreement forms an integral part of Contract YGX0708100001 and YGX0711150001-122.  Both parties will agree otherwise to matters not provided for in this Agreement.

3.           This Agreement is made in two counterparts, each of which shall be held by one party. This Agreement becomes effective upon signature and affixture of seal by the parties hereto.  Facsimile copy shall have the same legal effect.

No. 36, Jiang Change San Rd., Zhabei, Shanghai China 200436
TEL: (86 21)60955859	FAX(86 21)60955855	WEBSITE: www.jasolar.com

* Confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.

SELLER	Zhejiang Yuhui Solar Energy Source Co., Ltd.	BUYER	JingAo Solar Co., Ltd.

Sign & Seal		Sign & Seal

Date		Date

Bank info	Industry and Commerce Bank, Jiashan County 1204070009242025955	Bank info	China Bank, Ningjin Sub-branch (Hebei, China) 15054208091001

VAT		VAT	130528774419294

Annex 1 Technical Specification
1.	Conductance Type：P

2.	Dopant：B

3.	Dimensions：156*156±0.4mm

4.	Diameter：219.5±0.4mm

5.	Thickness：190±10 um, center≥185um

6.	Resistivity：0.5-2 Ω.cm

7.	Life time：≥2μs

8.	Oxygen：≤1*1018 atoms/cm3

9.	Carbon：≤5*1017 atoms/cm3

10.	Camber：≤20 μm

11.	TTV：≤20μm

12.	Sawmark：≤15μm

13.	Edge defect：Edge defect width ≤ 0.4mm,extension less than 0.8mm, with total quantity ≤ 2,distance≥30mm

14.	Surface Condition: No crack, no obvious sawmark, without obvious tactility, no pit，no V-type gap, no hole; no glue left; surface cleaned, no abnormal spot, no stain

15.	Gap：Width*depth of gap ≤1*0.3mm2, no V shape gap, with total quantity ≤1

16.	Tiny Luminance Edge: Length ≤1/2 of wafer dimension, width ≤1/3 of wafer thickness Grain Size:≤10/cm2

No. 36, Jiang Change San Rd., Zhabei, Shanghai China 200436
TEL: (86 21)60955859	FAX(86 21)60955855	WEBSITE: www.jasolar.com